                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            MERCURY AIR GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (4)  Date Filed:

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
                             MERCURY AIR GROUP, INC.
                             ----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           --------------------------

                           TO BE HELD DECEMBER 3, 1998


To the Shareholders of Mercury Air Group, Inc.:

         NOTICE IS HEREBY GIVEN that an Annual Meeting of the Shareholders (the "Meeting") of Mercury Air Group, Inc. (the "Company") will be held on December 3, 1998 at 10:00 o'clock a.m. Pacific Standard Time at the principal office of the Company located at 5456 McConnell Avenue, Suite 100, Los Angeles, California 90066, for the following purposes:

        1. To elect six directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

        2. To consider and vote upon a proposal to adopt the Company's 1998 Long-Term Incentive Plan pursuant to which 600,000 shares of common stock, $.01 par value ("Common Stock"), of the Company will be reserved for issuance pursuant to options to be granted to employees, officers and consultants under such plan.

        3. To consider and vote upon a proposal to adopt the Company's 1998 Directors Stock Option Plan pursuant to which 300,000 shares of Common Stock will be reserved for issuance pursuant to options to be granted on an annual basis to outside directors under such plan.

        4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         Only holders of record of the Company's Common Stock at the close of business on October 23, 1998 which has been fixed as the record date for the Meeting, shall be entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

         Shareholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, please sign, date and return the enclosed proxy to ensure that your shares are represented at the Meeting. Shareholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.




                                        Randolph E. Ajer
                                        Secretary


Los Angeles, California
October 27, 1998

                             MERCURY AIR GROUP, INC.
                              5456 MCCONNELL AVENUE
                                    SUITE 100
                          LOS ANGELES, CALIFORNIA 90066

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                DECEMBER 3, 1998

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mercury Air Group, Inc., a New York corporation (the "Company" or "Mercury"), to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") which will be held on December 3, 1998 at 10:00 o'clock a.m. Pacific Standard Time at the principal offices of the Company located at 5456 McConnell Avenue, Suite 100, Los Angeles, California 90066, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to shareholders. Copies of solicitation material will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward proxy materials to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

         Proxies duly executed and received in time for the Meeting will be voted at the Meeting in accordance with the instructions on the proxies. Unless previously revoked or unless other instructions are on the proxy, proxies will be voted at the Meeting: (a) for the six director nominees named herein; (b) for the Company's 1998 Long-Term Incentive Plan; (c) for the Company's 1998 Directors Stock Option Plan; and (d) as determined by the persons holding the proxies with regard to all other matters which come before the Meeting.

         The approximate date on which this Proxy Statement and accompanying proxy will first be sent or given to shareholders is October 28, 1998.

                                VOTING SECURITIES

         At the record date for the Meeting, the close of business on October 23, 1998 (the "Record Date"), the Company had outstanding 6,576,496 shares of common stock, par value $0.01 ("Common Stock"). Each shareholder is entitled to one vote for every share of Common Stock standing in his name as of the Record Date. A shareholder who has given a proxy may revoke it at any time before it is exercised at the Meeting by filing with the Secretary of the Company a written notice of revocation, by executing and delivering a subsequent proxy bearing a later date, or by attending the Meeting and voting in person. The presence at the Meeting or any adjournments or postponements thereof, in person or by proxy, of the holders of record of one-third of the shares of Common Stock will constitute a quorum for the transaction of business. Shareholders who either (a) specifically abstained from voting on one or more matters by so marking their ballot or proxy card (abstentions) or (b) are nominees holding shares for beneficial owners who, although they may have voted on certain matters at the Meeting pursuant to discretionary authority or instructions from the beneficial owners, have not voted on the specific matter in question because they have not received instructions from the beneficial owners with respect to such matter and they do not have discretionary authority with respect thereto (broker non-votes) will be considered as present at the Meeting for purposes of determining whether a quorum exists with respect to all other matters considered at the Meeting. Mr. Seymour Kahn, Chairman of the Board and Chief Executive Officer of the Company and the beneficial owner of approximately 21.9% of the outstanding Common Stock, has indicated that he intends to vote for the six director nominees named herein, for adoption of the 1998 Long-Term Incentive Plan and for adoption of the 1998 Directors Stock Option Plan.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         The Board of Directors has nominated six individuals for election to the Company's Board of Directors. The solicited proxies may be voted to fill only the six vacancies on the Board of Directors for which nominees are named in this Proxy Statement. Each director elected will hold office until the next annual meeting of shareholders and until his successor is elected and qualified or until the director's earlier death, resignation or removal. All of the nominees are currently directors of the Company previously elected by the shareholders.

         Unless otherwise indicated thereon, all proxies received will be voted in favor of the election of the indicated six nominees of the Board of Directors named below as directors of the Company. Should any of the nominees not remain a candidate for election on the date of the Meeting (which contingency is not now contemplated or foreseen by the Board of Directors), proxies solicited hereunder may be voted for substitute nominees selected by the Board of Directors.

INFORMATION REGARDING NOMINEES

         Listed below are the persons who have been nominated to serve as directors for the ensuing year, together with their ages and all Company positions held by them.

NAME                                AGE                    POSITIONS
----                                ---                    ---------
Seymour Kahn                         71    Chairman of the Board and Chief Executive Officer
Joseph A. Czyzyk                     51    President, Chief Operating Officer and Director
Philip J. Fagan, Jr., M.D.           54    Director
Frederick H. Kopko, Jr.              43    Director
William G. Langton                   51    Director
Robert L. List                       61    Director

         Seymour Kahn served as President of Mercury from 1969 until 1989 and has served as Chief Executive Officer and Chairman of the Board of Directors of Mercury since 1974.

         Joseph A. Czyzyk has been President, Chief Operating Officer and a Director of Mercury since November 1994. Mr. Czyzyk also served as President of Mercury Service, a division of Mercury which sells aviation fuel and provides refueling services for commercial aircraft, from August 1985 until August 1988, and President of Mercury Air Cargo, Inc. from August 1988 until August 1997. Mr. Czyzyk served as an Executive Vice President of Mercury from November 1990 through November 1994. Pursuant to his employment agreement, the Board of Directors will continue to nominate Mr. Czyzyk as a candidate for election to the Board of Directors while Mr. Czyzyk remains employed by Mercury. See "Employment Agreements."

         Philip J. Fagan, Jr., M.D. has been a director of Mercury since September 1989. Dr. Fagan has been the Chief Executive Officer and President of the Emergency Department Physicians Medical Group, Inc. since its inception in 1978. Dr. Fagan has also been President of Fagan Emergency Room Medical Group since its inception in 1989. Both companies are currently located in Burbank, California.

         Frederick H. Kopko, Jr. has been a director of Mercury since October 1992. Mr. Kopko has been a partner in the law firm of McBreen, McBreen & Kopko since January 1990. Mr. Kopko presently serves on the board of directors of Butler International, Inc. and Sonic Foundry, Inc.

         William G. Langton has been a director of Mercury since August 1993. Since June 1998, Mr. Langton has been President of AAR Aircraft Sales and Leasing, a provider of aircraft parts and engines and worldwide aircraft sales and leasing. From March 1983 to March 1998, Mr. Langton was President and Chief Operating Officer of Southern Air Transport, a provider of a wide range of commercial and supplemental aviation services. Subsequent to Mr. Langton's resignation, in October 1998, Southern Air Transport filed for protection under Chapter 11 of the United States Bankruptcy Code.

         Robert L. List has been a director of Mercury since 1990. Since May 1997, Mr. List has been the President of Hammond's Candies and West Indies Candy Company based in Denver, Colorado. From December 1989 to August 1992, Mr. List was President of Yellowstone Environmental Services, Inc. of Phoenix, Arizona, an environmental/engineering consulting firm. Mr. List serves on the board of directors of Pancho's Mexican Buffet, Inc.

         There were seven meetings of the Board of Directors of the Company held during fiscal 1998, the period from July 1, 1997 through June 30, 1998.

         The Audit Committee reviews the internal controls of the Company and the objectivity of its financial reporting and meets with appropriate Company financial personnel and the Company's independent public accountants in connection with these reviews. During fiscal 1998, the Audit Committee consisted of Messrs. Kopko, Langton and List and Dr. Fagan. During fiscal 1998, the Audit Committee met two times.

         The Compensation Committee makes all decisions regarding cash and non-cash compensation (excluding standard employee benefits) paid or given to executive officers of the Company; negotiates and approves all employment agreements with executive officers; and negotiates and approves all transactions between the Company and its executive officers (whether or not the primary purpose of such transactions are compensatory). During fiscal 1998, the Compensation Committee consisted of Messrs. Kopko and List and Dr. Fagan and met four times.

         On April 23, 1998, the Board of Directors created the Stock Option Committee, a special subcommittee of the Compensation Committee. The Stock Option Committee administers the Company's non-cash employee incentive plans, including stock purchase and stock option grants. During fiscal 1998, the Stock Option Committee consisted of Messrs. Langton and List and Dr. Fagan. The Stock Option Committee met one time during fiscal 1998.

         The Board does not have a nominating committee or any other committee performing a similar function.

         During fiscal 1998, each member of the Board of Directors attended at least 75% of the Board meetings and committee meetings for the committees on which he served.

         In order to be elected, a nominee must receive the vote of a plurality of the votes cast by the Common Stock at the Meeting. Shares may be voted for or withheld from each nominee. Shares that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of the shares voted for directors at a meeting at which a quorum is present.

         THE MERCURY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE FOR THE ELECTION OF ALL NOMINEES.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information as of October 23, 1998, with respect to the ownership of the Company's Common Stock by: (a) each director or director nominee of the Company; (b) each executive officer named in the Summary Compensation Table; (c) the directors, nominees and executive officers of the Company, as a group; and (d) all persons known to the Company to be the beneficial owners of more than five percent of its outstanding Common Stock. As of October 23, 1998, there were 6,576,496 shares of Common Stock outstanding.

         The stock ownership information includes current shareholdings and shares with respect to which the named individual has the right to acquire beneficial ownership under options exercisable or other securities convertible within 60 days.

NAME AND ADDRESS (1)                                                             SHARES OF COMMON     PERCENT
--------------------                                                             ----------------     -------
Seymour Kahn ...................................................................     1,515,782(2)       21.9%
Joseph A. Czyzyk ...............................................................       539,425(3)        8.2%
Randolph E. Ajer ...............................................................       190,125(4)        2.9%
Kevin J. Walsh .................................................................       118,250           1.8%
William L. Silva ...............................................................       189,062(5)        2.9%
Robert L. List .................................................................        15,125(6)         *
  511 17th Street
  Golden, CO 80401

Philip J. Fagan, Jr., M.D. .....................................................       213,370(7)        3.2%
  1130 West Olive Avenue
  Burbank, CA 91506

Frederick H. Kopko, Jr. ........................................................        82,500(8)        1.2%
  20 North Wacker Drive, Suite 2520
  Chicago, IL 60606

William G. Langton .............................................................        45,375(9)         *
  One Aar Place
  1100 North Wood Dale Road
  Wood Dale, IL 60191

Heartland Advisors, Inc. . .....................................................      479,442(10)        7.3%
  790 North Milwaukee Street
  Milwaukee, WI 53202

FMR Corp. ......................................................................      662,284(11)        9.9%
  82 Devonshire Street
  Boston, Massachusetts 02109

All directors and executive officers as a group (9 persons) ....................    2,757,764(12)       38.7%

---------

*  Less than one percent.

(1) Unless otherwise indicated in the table, the address for each of the individuals named in the table is 5456 McConnell Avenue, Suite 100, Los Angeles, California 90066.

(2) Includes 1,140,780 shares held of record by SK Acquisition, Inc., a Delaware corporation wholly-owned by Mr. Kahn ("SKAI"). Also includes 151,250 shares owned by an executive officer of Mercury which SKAI holds a proxy to vote and which are subject to a security interest held by SKAI. See "Certain Transactions." Includes 151,250 shares issuable to Mr. Kahn upon the exercise of options exercisable within 60 days from the date hereof, and 45,375 shares issuable to SKAI upon the exercise of options exercisable within 60 days from the date hereof. Also includes 13,955 shares held of record by Mr. Kahn's wife, as to which Mr. Kahn disclaims beneficial ownership.

(3) Includes 31,460 shares issuable upon exercise of options exercisable within 60 days from the date hereof. Includes 764 shares held by Mr. Czyzyk, as custodian for his children, and 4,262 shares held by Mr. Czyzyk's wife as custodian for their children, as to which Mr. Czyzyk disclaims beneficial ownership.

(4) Includes 23,750 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(5) Includes 37,812 shares issuable upon exercise of options exercisable within 60 days from the date hereof. Includes 151,250 shares beneficially owned by Mr. Silva which Mr. Silva has granted a proxy to SKAI and which are subject to security interests. See "Certain Transactions."

(6) Consists of 15,125 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(7) Includes 121,000 shares issuable upon exercise of options exercisable within 60 days from the date hereof. Includes 1,370 shares which may be acquired upon conversion of convertible bonds beneficially owned by Dr. Fagan.

(8) Consists of 82,500 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(9) Consists of 45,375 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(10) Based on publicly available information reported on October 9, 1998, Heartland Advisors, Inc. ("Heartland") is beneficial owner of 460,250 shares and bonds convertible into 19,192 shares within 60 days from the date hereof held in investment advisory accounts ("Advisory Accounts") of Heartland. Heartland has the sole power to vote and dispose of the shares and bonds owned by the Advisory Accounts.

(11) Based on publicly available information reported on February 10, 1998, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is a beneficial owner of 593,740 shares and bonds convertible into 68,544 shares within 60 days from the date hereof as a result of acting as an investment advisor to various investment companies (the "Funds"). In addition, FMR Corp. and Edward C. Johnson 3d, each has the sole power to dispose of the 593,740 shares and bonds convertible into 68,544 shares owned by the Funds. Through their ownership of voting common stock and the execution of a shareholder's voting agreement, Abigail P. Johnson and other members of the Johnson family may be deemed to be a controlling group with respect to FMR Corp.

(12) Includes 553,647 shares issuable upon exercise of options exercisable within 60 days from the date hereof and includes 1,370 shares which may be issued upon conversion of bonds within 60 days from the date hereof.

             EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION


EXECUTIVE OFFICERS


         Set forth in the table below are the names, ages and positions held by all executive officers of the Company.


NAME                            AGE                           POSITIONS
----                            ---                           ---------
Seymour Kahn                    71      Chairman of the Board and Chief Executive Officer

Joseph A. Czyzyk                51      President, Chief Operating Officer and Director

Randolph E. Ajer                45      Executive Vice President, Chief Financial Officer, Secretary and Treasurer

William L. Silva                48      Executive Vice President and Executive Vice President of Maytag Aircraft
                                        Corporation ("Maytag")

Kevin J. Walsh                  48      Executive Vice President



         Executive officers of the Company are elected and serve at the discretion of the Board of Directors. Set forth below is a brief description of the business experience for the previous five years of all executive officers other than Messrs. Kahn and Czyzyk, who are also directors and whose business experience is described above under the caption "Information Regarding Nominees."


         Randolph E. Ajer has been Chief Financial Officer of Mercury since 1987 and Secretary and Treasurer since May 1985. Mr. Ajer served as a director of Mercury from September 1989 until December 1990. He was appointed an Executive Vice President of Mercury in November 1990.


         William L. Silva served as Director of Operations of Maytag from October 1982 to October 1987 and was appointed Vice President of Maytag in November 1987. Since June 1992, Mr. Silva has been an Executive Vice President of Maytag. Mr. Silva became an Executive Vice President of Mercury in August 1993.


         Kevin J. Walsh served as Vice President and then Senior Vice President of Maytag from 1987 to April 1996. Since January 1992, Mr. Walsh has been managing the Mercury Service division. Mr. Walsh was appointed an Executive Vice President of Mercury in November 1990. Mr. Walsh has been employed by Mercury in various capacities since 1972.

EXECUTIVE COMPENSATION

         The following table sets forth the cash compensation paid or accrued by the Company for the Chairman of the Board and Chief Executive Officer and for each of the four additional most highly compensated executive officers (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                                     --------------------------
                                                                       AWARDS       PAYOUTS
                                                                     --------------------------
                                             ANNUAL COMPENSATION     SECURITIES    LONG-TERM
                                  FISCAL    -----------------------  UNDERLYING    COMPENSATION       ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR (1)   SALARY (2)($) BONUS ($)  OPTIONS (#)   PAYOUTS ($)     COMPENSATION ($)
---------------------------      --------   ------------- ---------  -----------   -----------     ----------------
Seymour Kahn                       1998        366,042     83,000       -0-           -0-               12,729(3)
  Chairman of the Board            1997        350,000    213,000       -0-           -0-               11,871
                                   1996        350,000    248,000       -0-           -0-               15,737

Joseph A. Czyzyk                   1998        331,371     71,000       -0-           -0-                  723(4)
  President                        1997        325,000    123,000       -0-           -0-                  557
                                   1996        325,000     99,500       -0-           -0-                  493

Randolph E. Ajer                   1998        192,913     44,000       -0-           -0-                  590(5)
  Executive Vice President         1997        186,825    131,000       -0-           -0-                  465
                                   1996        186,825    155,000       -0-           -0-                  407

Kevin J. Walsh                     1998        245,023    200,000       -0-           -0-                  355(6)
  Executive Vice President         1997        212,813    158,000       -0-           -0-                  260
                                   1996        212,813        -0-       -0-           -0-                  248

William L. Silva                   1998        233,748    135,000       -0-           -0-                  558(7)
  Executive Vice President         1997        159,000     61,000       -0-           -0-                  475
                                   1996        105,000        -0-       -0-           -0-                  425

------------

(1) The period July 1, 1995 through June 30, 1996 is referred to as Fiscal Year 1996; the period July 1, 1996 through June 30, 1997 is referred to as Fiscal Year 1997; and the period July 1, 1997 through June 30, 1998 is referred to as Fiscal Year 1998.

(2) Includes and has been restated to include loan forgiveness with respect to Mercury financed purchases of Common Stock.

(3) Consists of 401(k) contributions and life insurance premiums in the amounts of $300 and $12,429, respectively.

(4) Consists of 401(k) contributions and life insurance premiums in the amounts of $300 and $423, respectively.

(5) Consists of 401(k) contributions and life insurance premiums in the amounts of $300 and $290, respectively.

(6) Consists of life insurance premiums.

(7) Consists of 401(k) contributions and life insurance premiums in the amounts of $300 and $258, respectively.

No named executive officer was granted options during fiscal 1998.

         The following table sets forth information regarding option exercises during fiscal 1998, as well as the number and total of in-the-money options at June 30, 1998, for each of the named executive officers:

             AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES (1)

                                                                                                   VALUE OF
                                                                      NUMBER OF              UNEXERCISED IN-THE-
                            SHARES                             UNEXERCISED OPTIONS AT          MONEY OPTIONS AT
                           ACQUIRED                              FISCAL YEAR-END (#)       FISCAL YEAR-END ($)(3)(4)
                              ON                                 -------------------       -------------------------
NAME                     EXERCISE (#)  VALUE REALIZED ($)(2)(3)  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
----                     ------------  ------------------------  -------------------------  -------------------------
SEYMOUR KAHN                  -0-              -0-                 196,625/-0-(5)                1,117,991/-0-(5)
JOSEPH A. CZYZYK              -0-              -0-                   31,460/-0-                     198,693/-0-
RANDOLPH E. AJER              -0-              -0-                   23,750/-0-                     147,909/-0-
KEVIN J. WALSH              10,000            74,221                 10,250/-0-                     63,834/-0-
WILLIAM L. SILVA              -0-              -0-                   37,812/-0-                     215,375/-0-

-----------

(1) As adjusted to effect stock dividends and stock splits since date of issuance.

(2) In accordance with the rules of the Securities and Exchange Commission, the amounts set forth in the "Value Realized" column of this table are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock on the exercise date. The amounts reported thus reflect the increase in the price of the Common Stock from the option grant date to the option exercise date, but do not necessarily reflect actual proceeds received upon option exercises.

(3) For purposes of this table, fair market value is deemed to be the average of the high and low Common Stock price reported by the American Stock Exchange Composite Transactions on the date indicated.

(4)      Based upon a fair market value of $7.71875 per share at June 30, 1998.

(5) Includes 45,375 options issued to SKAI, a corporation wholly-owned by Seymour Kahn.

EMPLOYMENT AGREEMENTS

         Mr. Kahn has an employment agreement with Mercury dated as of December 1, 1993 pursuant to which Mercury will employ him as Chairman of the Board and Chief Executive Officer for a three year period with automatic one year extensions at the end of each year unless either party terminates the agreement in writing prior to such renewal. Under the employment agreement, Mr. Kahn's annual compensation is $367,500 per year.

         If Mr. Kahn is disabled for more than six weeks while employed, his compensation will be reduced by 50%. If Mr. Kahn is disabled for more than twelve months, Mercury may terminate his employment with a severance payment equal to his salary for the lesser of one year or the remaining term of the employment agreement. If Mr. Kahn's employment is terminated without cause, Mercury will be obligated to pay him all amounts which would otherwise be paid to him over the remaining term of the employment agreement. Mr. Kahn may voluntarily terminate the employment agreement and receive all amounts which would otherwise be paid to him over the remaining term of the employment agreement if any of the following events occurs without Mr. Kahn's written consent, including: (i) any person gains sufficient control over the voting stock of Mercury so as to control Mercury or the election of a majority of the Board of Directors, (ii) Mercury is acquired by another entity, either through the purchase of Mercury's assets or stock or a combination thereof, or (iii) Mercury is merged or consolidated with another entity or reorganized, in a manner in which Mercury's present status, business or methods are changed. If Mr. Kahn dies during the term of the employment agreement, Mercury will pay to Mr. Kahn's estate the compensation which would otherwise be paid to Mr. Kahn through the end of the month in which he dies. In addition, Mercury will pay Mr. Kahn's estate or other designated beneficiary $2,025,000 upon his death. Relating to this obligation, Mercury has obtained a life insurance policy on Mr. Kahn's life in the amount of $2,025,000 which designates Mr. Kahn's wife as beneficiary to fund this payment.

         Mr. Kahn has agreed not to compete with Mercury within a radius of 300 miles from Mercury's present place of business for five years after the termination of the employment agreement. Mercury must make the severance payments required by the employment agreement for this non-competition agreement to be effective.

         Mr. Czyzyk has an employment agreement with Mercury, dated as of November 15, 1994, pursuant to which Mercury will employ him as its President/Chief Operating Officer for a term ending on November 15, 1998, subject to automatic one-year extensions each successive November 15, unless either party gives 30 days' notice of non-renewal. As of the date hereof, neither Mr. Czyzyk nor Mercury has given notice of non-renewal. The agreement provides that Mr. Czyzyk's tenure as President/Chief Operating Officer shall serve as a period of training and evaluation for appointment as Chief Executive Officer of Mercury, when and as such position may be vacated by Mr. Kahn, subject to the sole discretion and judgment of the Board of Directors. The agreement further provides for the continued nomination of Mr. Czyzyk to the Board of Directors of Mercury, so long as Mr. Czyzyk continues to serve as President/Chief Operating Officer.

         Mr. Czyzyk will receive an annual salary of $283,500. Mr. Czyzyk also receives a bonus equal to: (i) 25% of his base compensation to the extent that Mercury's operating income on a consolidated basis minus sales and general administrative expense and depreciation (EBIT) for the most recently completed fiscal year exceeds the average of EBIT for the prior three fiscal years; and
(ii) 2-1/2% of the amount by which EBIT for the most recently completed fiscal year exceeds the average of EBIT for the prior three fiscal years. Mr. Czyzyk's employment agreement was amended to reflect EBIT for fiscal 1998 will be deemed to be $15,156,000 (effectively adding back the $7,050,000 loss attributable to an airline bankruptcy). See "Report of the Compensation Committee of the Board of Directors."

         In the event Mr. Czyzyk's employment is terminated for cause, Mr. Czyzyk will not be entitled to receive or be paid a bonus. In the event Mr. Czyzyk's employment is terminated without cause, Mercury will be obligated to pay Mr. Czyzyk the lesser of one year's base compensation or the base compensation that would otherwise be paid to him over the remaining term of the agreement, and a bonus for the fiscal year of termination in an amount which would otherwise be paid to him prorated over the days Mr. Czyzyk was employed by Mercury during the fiscal year of termination. "Cause" is defined in the employment agreement as misappropriation of corporate funds, negligence, Mr. Czyzyk's voluntary abandonment of his job (other than following a Change in Control) or a breach of the employment agreement. In the event of Mr. Czyzyk's death, Mr. Czyzyk's estate or beneficiary will be entitled to receive the death benefits of a $1,000,000 insurance policy, but all other obligations under his employment agreement will terminate and Mercury's only obligation will be to pay Mr. Czyzyk or his estate all accrued salary through the end of the month of his death. In the event of Mr. Czyzyk's disability (as determined by the Chief Executive Officer of Mercury), Mr. Czyzyk's base salary will be reduced by 50% during the period of disability. If Mr. Czyzyk is disabled for a period of more than 12 months (as determined by the Chief Executive Officer of Mercury), Mercury will be obligated to pay Mr. Czyzyk the same amount that would have been paid to Mr. Czyzyk if his employment was terminated without cause, except that all amounts paid to Mr. Czyzyk under any long-term disability insurance policy maintained by Mercury will be credited as if paid by Mercury to Mr. Czyzyk and after giving effect to any federal or state income tax savings resulting from the payment under a disability policy (as opposed to taxable salary). The employment agreement further provides that Mr. Czyzyk may terminate his employment following a "Change in Control", in which event Mr. Czyzyk will be entitled to be paid the lesser of one year's base compensation or the entire balance of his base compensation remaining to be paid to Mr. Czyzyk over the remaining term of the agreement. The agreement provides for a five-year post-employment, non-competition covenant.

CERTAIN TRANSACTIONS

         Pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated August 9, 1993 between Mercury, SKAI and William L. Silva, SKAI sold 151,250 shares of Common Stock to Mr. Silva at a price of $1.98 per share (as adjusted to reflect stock splits and dividends since the date of the transaction), with Mr. Silva paying a total purchase price of $300,000. On August 9, 1993, the closing price of the Common Stock on the American Stock Exchange was $2.06 per share, as adjusted. Mr. Silva paid $30,000 cash at the closing of his purchase and agreed to pay the remaining $270,000 over a period of five years from the date of purchase, together with interest at the rate of

10% per annum on the outstanding balance. SKAI advanced the purchase price pursuant to a non-recourse loan, secured by a first security interest in the Common Stock sold to Mr. Silva. Mr. Silva has given SKAI an irrevocable proxy to vote the Common Stock purchased by him for all purposes until the purchase price for his Common Stock has been paid in full.

         As part of the Stock Purchase Agreement, Mercury has agreed to loan the principal balance of the unpaid purchase price to Mr. Silva during the five-year payment period as each payment is required to be made to SKAI on March 1, June 1, September 1 and December 1 of each year until payment in full on December 1, 1998. Such loan is non-recourse, bears no interest, and is secured by a second security interest in the purchased stock. Mr. Silva has agreed to pay his own interest on the balance of the purchase price due SKAI from personal funds. Commencing January 1, 1997, and annually thereafter, if he remains employed by Mercury, one-fifth of Mr. Silva's loan will be forgiven. If Mr. Silva remains employed by Mercury through January 1, 2001, his loans will be forgiven in full, his shares of Common Stock will be owned without any further lien in favor of Mercury or SKAI and the proxy granted to SKAI will expire by its terms.

         During fiscal 1998, Mercury loaned an aggregate of $81,000 to Mr. Silva which was used to make the four quarterly payments to SKAI. Amounts outstanding on the loans made by the Company to Mr. Silva for payments to SKAI were $108,000 as of June 30, 1998, and $148,500 as of September 30, 1998. During fiscal 1998, Mercury also loaned Mr. Silva $22,880, which was used to pay withholding taxes associated with the loan forgiveness under the Stock Purchase Agreement. Such loan bears no interest and was repaid with Mr. Silva's year-end bonus.

         Mercury has Indemnity Agreements with each of its directors and executive officers which require Mercury, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents of Mercury, and, under certain circumstances, to advance their expenses incurred as a result of proceedings brought against them. In order to be entitled to indemnification, the executive officer or director must have acted in a manner reasonably believed to be in, or not opposed to, the best interests of Mercury and, with respect to a criminal matter, in a manner which he had no reason to believe was illegal.

COMPENSATION OF DIRECTORS

         During fiscal 1998, directors who were not employees of the Company were paid $1,000 per meeting with an annual minimum of $7,500 in fees paid in advance on the annual meeting date. Directors were also reimbursed for their travel, meals, lodging and out-of-pocket expenses incurred in connection with attending Board meetings. In addition, during fiscal 1998 and continuing through fiscal 1999, the law firm of McBreen, McBreen & Kopko, of which Mr. Kopko is a partner, has been providing legal services to the Company at its standard billing rates. See "Compensation Committee Interlocks and Insider Participation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee consists of Messrs. List and Kopko and Dr. Fagan. The Stock Option Committee consists of Messrs. List, Fagan and Langton. During fiscal 1998, the Company paid $47,557 to the law firm of McBreen, McBreen & Kopko for legal services.

         In June 1998, the Company and Dr. Philip Fagan, Jr. each contributed $36,000 to capital of and received a one-half interest in Mercmed, LLC, a Nevada limited liability company ("Mercmed"). In June 1998, Mercmed purchased an aircraft from an unrelated third-party for $1,440,000 financed entirely by a bank loan, which bears interest at the rate of 7.93% per annum, is payable in sixty equal installments and is guaranteed jointly by Dr. Fagan and the Company. Under the applicable Operating Agreement, the Company and Dr. Fagan (the "Members") each make pro rata monthly capital contributions to cover debt service, the professional pilot's annual fee, routine and annual maintenance, episodic repairs and insurance. Each Member pays for fuel, an hourly fee and pilot out-of-pocket fees associated with its actual aircraft usage.

                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

         This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing made by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

         Under the rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information regarding the compensation and benefits provided to the Company's Chairman of the Board and Chief Executive Officer, Mr. Kahn, and the four other most highly compensated executive officers, Messrs. Czyzyk, Ajer, Walsh and Silva. The disclosure requirements for the named executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

COMPENSATION PHILOSOPHY

         This report reflects the Company's compensation philosophy as endorsed by the Compensation Committee and resulting actions taken by the Company for the reporting periods shown in the various compensation tables supporting this report. The Compensation Committee determines salary and bonus amounts, other award levels and benefits for all executive officers of the Company. Effective April 23, 1998, the Board of Directors formed the Stock Option Committee which is responsible for administering the Company's non-cash compensation plans, including stock option and stock purchase arrangements. During fiscal 1998, the Stock Option Committee did not make any decisions which affected the compensation of the executive officers of the Company. In connection with its decisions, the Compensation Committee reviews and considers the written recommendations of the Company's Chairman of the Board and Chief Executive Officer, Mr. Kahn. As described below, a large portion of Mr. Kahn's compensation is based on the earnings of the Company and Mr. Kahn is a significant shareholder of the Company. Accordingly, the Compensation Committee believes that Mr. Kahn's recommendations are likely to be consistent with the Compensation Committee's philosophy of encouraging earnings growth and strategic decisions designed to maximize shareholder return.

         The executive compensation programs of the Company have been designed to:

         - Embody a pay for performance policy where compensation amounts are affected by corporate, operating unit and individual performance as measured by earnings;

         - Motivate key senior executives to achieve strategic business initiatives and reward them for their achievements;

         - Provide compensation opportunities which are, in the judgment of the Compensation Committee, comparable to those offered by other leading companies, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and

         - Align the interest of executives with long-term interests of the shareholders through Common Stock ownership and stock option programs.

COMPENSATION MECHANISMS

         At present, the executive compensation program is comprised of salary, annual cash bonus programs, long-term incentive opportunities in the form of Company financed stock ownership opportunities and stock options and other benefits typically provided to executives by major corporations.

         Executive officer salaries are determined based on individual performance, position, tenure, salary history, internal comparability considerations and in some instances the results of arm's length negotiations in connection with the start-up of a new operating unit. In determining salaries, the Compensation Committee uses the personal knowledge of its members regarding compensation levels for similar positions at other companies generally. The Compensation Committee is in the process of conducting a review of the over-all compensation packages of the Company's executive officers including salary levels. The Compensation Committee has not commissioned peer group or other salary surveys to determine salaries at comparable companies. For each executive officer, a significant portion of total compensation is a bonus based on the earnings of the Company or the specific operating unit for which he has profit and loss statement responsibility. As a result, an executive officer's compensation can vary substantially from year-to-year based on the Company's or a specific operating unit's earnings performance. For fiscal 1998 and 1999, the bonus for executive officers with operating unit responsibility was/will be based on an individual's success in exceeding the budgeted earnings for his operating unit and can be up to 100% of base salary. The budgeted earnings for each unit are based on a comprehensive review of unit operations conducted by Messrs. Kahn, Czyzyk and Ajer and the responsible executive officer at the start of each fiscal year and are subject to approval by the Board of Directors. During the budget process, Messrs. Kahn, Czyzyk and Ajer focus on challenging each executive officer to attain revenue growth and cost savings for his operating unit. As described below, the bonus plan for Messrs. Kahn, Czyzyk and Ajer is based on exceeding the Company's average earnings for the prior three years, encouraging Messrs. Kahn, Czyzyk and Ajer to budget for aggressive growth. The Compensation Committee also retains discretion to reward exceptional achievement or correct over-all inequities through discretionary bonuses which were awarded in fiscal 1998 as discussed later in this section.

         Each of the Company's executive officers is also compensated in part through Company financed common stock ownership and stock options. The Company currently has in place the 1990 Long-Term Incentive Plan which provides for stock option grants to key employees at the current fair market value on the date of grant. Each of the Company's executive officers currently holds options granted under the plan. Option awards to each executive officer have been based on the executive's level of responsibility, past performance and internal comparability considerations. In addition, the Company financed the purchase of 151,250 shares of Common Stock at $1.98 per share for Messrs. Ajer, Walsh and Czyzyk over a seven-year period ended March 31, 1998 and is currently financing a purchase of 151,250 shares of Common Stock at $1.98 per share over a seven-year period ending January 1, 2001 subject to continued employment for Mr. Silva. The shares are being or were purchased from SKAI, a corporation wholly-owned by Mr. Kahn. In addition to serving as a compensation device, the stock purchase program was designed to insure an orderly transition in control of the Company, to avoid excessive dilution and to some degree to maintain internal comparability in officer compensation. As a result of the stock options and company financed stock purchases, each executive officer has a strong incentive to continue his association with the Company and to enhance the value of the Company's equity securities in the long-term.

         During fiscal 1998, the executive officers requested assistance in paying taxes associated with the annual forgiveness of the stock purchase loans. The Compensation Committee determined that each executive vice president should invest in his own future and the Company by personally bearing the taxes associated with the loan forgiveness. The Compensation Committee agreed, however, to somewhat mitigate the cash flow effects of the withholding for taxes by providing annual, interest-free loans to be paid back from bonus or payroll deductions. See "Certain Transactions."

COMPENSATION DECISIONS FOR THE CHAIRMAN OF THE BOARD

         Mr. Kahn has an employment agreement with the Company dated as of December 1, 1993 pursuant to which Mercury will employ him as Chairman of the Board and Chief Executive Officer for a three-year period with automatic one year extensions at the end of each year unless either party terminates the agreement in writing prior to such renewal. The Compensation Committee has not increased Mr. Kahn's base salary for fiscal 1998 but has undertaken a review of his over-all compensation package including salary.



         A cash bonus plan for Mr. Kahn was approved by the Board of Directors in November 1990 (commencing fiscal 1991). The Compensation Committee continued the bonus plan during fiscal 1998 and will continue the bonus plan during fiscal 1999, subject to adjustment as described below. The two-part bonus plan is based on earnings before interest and taxes ("EBIT") of the Company for the year in which the bonus is calculated. Under Part I of the bonus plan, if the bonus year's EBIT meets or exceeds the trailing three-year EBIT average, Mr. Kahn is entitled to a bonus equal to 25% of his salary. For years where EBIT falls below the trailing three-year average, any bonus paid to Mr. Kahn is solely at the discretion of the Compensation Committee. Under Part II of the bonus plan, an additional bonus is paid to Mr. Kahn in an amount equal to 6.67% of any increase in the bonus year's EBIT level over the trailing three-year average EBIT level.

         During fiscal 1998, the Company experienced a loss of $7,050,000 associated with a customer bankruptcy. The effect of such loss was to reduce fiscal 1998 EBIT below the applicable trailing three-year average. Without such loss, EBIT growth during fiscal 1998 was extremely strong. Accordingly, the Compensation Committee determined to reward Mr. Kahn (and Messrs. Ajer and Czyzyk who have comparable EBIT based bonus formulas) for adjusted EBIT growth by awarding discretionary bonuses equal to 25% of each such officer's base salary. On the other hand, to avoid lowering the trailing three-year EBIT average in future years, and inflating future years' bonuses, the Compensation Committee adjusted fiscal 1998 EBIT upward for purposes of all future bonus calculations by the amount of the bankruptcy loss. On this basis, for fiscal 1998, Mr. Kahn earned a discretionary bonus in the amount of $92,000. At Mr. Kahn's request, the Compensation Committee, however, reallocated $9,000 of Mr. Kahn's discretionary bonus, as a special bonus for Mr. Ajer, and paid Mr. Kahn a bonus of $83,000. Mr. Kahn made this request based on his personal appreciation of Mr. Ajer's over-all contribution to the Company. The Compensation Committee felt Mr. Kahn's perceptions regarding merit and personal generosity should be respected.

OTHER EXECUTIVE OFFICER COMPENSATION

         Mr. Czyzyk is compensated pursuant to an employment agreement described under "Employment Agreements." As was the case for Mr. Kahn, Mr. Czyzyk's bonus plan was adjusted to reflect the loss associated with a customer bankruptcy and he was awarded a $71,000 discretionary bonus. A cash bonus plan for Mr. Ajer was approved by the Board of Directors in November 1990 (commencing fiscal 1991). The Compensation Committee continued the bonus plan during fiscal 1998 and will continue the bonus plan during fiscal 1999, subject to the adjustment to fiscal 1998 EBIT for the bankruptcy loss described above. As with Mr. Kahn, the two-part bonus plan is based on EBIT of the Company for the year in which the bonus is calculated. Under Part I of the bonus plan, if the bonus year's EBIT meets or exceeds the trailing three-year EBIT average, Mr. Ajer is entitled to a bonus equal to 25% of his salary. For years where EBIT falls below the trailing three-year average, any bonus paid to Mr. Ajer is solely at the discretion of the Compensation Committee. Under Part II of the bonus plan, an additional bonus is paid to Mr. Ajer in an amount equal to 3.33% of any increase in the bonus year's EBIT level over the trailing three-year average EBIT level. For fiscal 1998, Mr. Ajer received a discretionary bonus in the amount of $35,000. Due to reallocation of $9,000 of Mr. Kahn's bonus, as described above, Mr. Ajer was paid a total bonus of $44,000.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

         Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to a corporation's chief executive officer and four other most highly compensated individuals. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Because the current compensation levels of the Company's executive officers are well below the $1 million threshold, the Compensation Committee has not determined what steps are required to structure qualifying performance-based compensation and whether or not the required steps would be in the best interest of the Company.

                                        Compensation Committee Members
                                        Robert L. List
                                        Frederick H. Kopko, Jr.
                                        Dr. Philip J. Fagan, Jr.

                          STOCK PRICE PERFORMANCE GRAPH

         The Stock Price Performance Graph set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing made by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

         The graph below compares cumulative total return of the Company, the AMEX Market Value and the S & P Transportation Index.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
           AMONG MERCURY AIR GROUP, INC., THE AMEX MARKET VALUE INDEX
                       AND THE S & P TRANSPORTATION INDEX

                                      CUMULATIVE TOTAL RETURN
                          ---------------------------------------------------
                           6/93     6/94     6/95     6/96     6/97     6/98
MERCURY AIR GROUP, INC.   100.00   179.17   307.87   325.01   322.85   393.99
AMEX MARKET VALUE         100.00    97.66   115.19   132.83   147.06   172.57
S & P TRANSPORTATION      100.00   103.46   113.72   142.82   178.64   199.22

         *  $100 INVESTED ON JUNE 30, 1993 IN STOCK OR INDEX -
             INCLUDING REINVESTMENT OF DIVIDENDS.
             FISCAL YEAR ENDING JUNE 30.

                   PROPOSAL 2 -- 1998 LONG-TERM INCENTIVE PLAN

         At the Meeting, shareholders of the Company will be asked to consider and act upon the 1998 Long-Term Incentive Plan (the "1998 Incentive Plan") pursuant to which 600,000 shares of Common Stock will be reserved for issuance pursuant to options. On April 23, 1998, the Board of Directors adopted the 1998 Incentive Plan, subject to the shareholders' approval at the Meeting. The 1998 Incentive Plan must be approved by a majority of the outstanding shares of Common Stock entitled to vote at the Meeting. Accordingly, votes withheld and broker non-votes will have the same effect as votes against adoption of the 1998 Incentive Plan.

         Employees, consultants and executive officers of the Company and its subsidiaries will be eligible for stock option grants under the 1998 Incentive Plan. As of October 23, 1998, approximately 1241 employees, consultants and executive officers were eligible to participate in the 1998 Incentive Plan. Through October 23, 1998, non-qualified stock options to purchase an aggregate of 42,500 shares of Common Stock have been granted to key employees, subject to shareholder approval at the Meeting, at an exercise price of $7.875 per share (the closing price on the American Stock Exchange as of the April 23, 1998 grant date). Each such option has a term of ten years, vests and becomes exercisable, subject to continued employment, one-year from the date of grant and is otherwise subject to the terms of the 1998 Incentive Plan. The grants under the 1998 Incentive Plan are summarized below:

                                                          Number of Shares
                   Name                                   Subject to Option
                   ----                                   -----------------
            Non-Executive Officer                             42,500
                Employee Group


         In addition, the Stock Option Committee has adopted a plan to grant each person who qualifies as a Long-Term Employee on January 4, 1999 (an estimated 622 persons) a non-qualified stock option to purchase 100 shares of Common Stock at the closing price of the Common Stock on the American Stock Exchange on such day. A Long-Term Employee will be any full-time employee, who as of the option grant date has eighteen or more months of continuous service with the Company and its subsidiaries and has not otherwise received an individualized stock option grant under any of the Company's plans. Each Long-Term Employee option will have a term of ten years, will vest and become exercisable subject to continued employment in three equal annual installments and otherwise will be subject to the terms of the 1998 Incentive Plan. The Stock Option Committee will consider additional formula grants to Long-Term Employees on an annual basis.

DESCRIPTION OF INCENTIVE PLAN

         The purpose of the 1998 Incentive Plan is to enable the Company to attract and retain employees and consultants who provide significant services to the Company; motivate participating employees and consultants to achieve long-range goals; provide incentive compensation opportunities that are competitive with those of other corporations; further identify participating employees' and consultants' interests with those of the Company's other shareholders through compensation based on the Common Stock; and thereby promote the long-term financial interests of the Company and its subsidiaries, including the growth in value of the Company's equity and enhancement of long-term shareholder return.

         Subject to shareholder approval at the Meeting, the 1998 Incentive Plan shall be effective as of April 23, 1998. The 1998 Incentive Plan shall be unlimited in duration and, in the event of any plan termination, shall remain in effect as long as any awards under it are outstanding.

         The 1998 Incentive Plan provides that it shall be administered by the Stock Option Committee of the Board of Directors which presently consists of Messrs. Langton and List and Dr. Fagan. The Stock Option Committee has complete discretion as to selection of optionees under the 1998 Incentive Plan, the time and conditions under which options will become exercisable and the amount of options granted to the respective optionees. The Stock Option Committee also has complete discretion as to the exercise price of options, but the exercise price must be at least equal to the fair market value of the Common Stock on the date the option is granted. The Stock Option Committee also sets the termination date for each option when it grants that option, but the options must expire within ten years after the date of grant, upon the termination of continuous employment within one year from the date of grant and such other events as the Stock Option Committee may specify in the option agreement. Incentive stock options, and based on prior practices of the Company, non-qualified stock options will expire in any event no more than three months from the date of termination of employment (other than as a result of death). The 1998 Incentive Plan contains no limit as to the number of shares covered by options which may be granted at any one time or in the aggregate to any one optionee, except that the value of the Common Stock subject to incentive stock options first exercisable in any calendar year cannot exceed $100,000 for any optionee (with such value determined as of the grant date).

         Notwithstanding the conditions to execisability imposed by the Stock Option Committee in any stock option agreement, all options become immediately exercisable upon the occurrence of a "Change of Control" as defined under the 1998 Incentive Plan (which definition includes the acquisition by any person other than Mr. Kahn or his affiliates of beneficial ownership of 50% or more of the outstanding Common Stock; the commencement of a tender offer (which is not negotiated with and approved by the Board of Directors) that results in any party owning or accepting for payment shares constituting 25% of the outstanding Common Stock or which could within three days of termination of the offer (if the offer is not withdrawn by such time) result in any party owning 50% of the outstanding Common Stock; or the failure of the Board of Directors' nominees to capture a majority of the seats on the Board of Directors at any meeting of shareholders).

          Options granted under the 1998 Incentive Plan may be intended to qualify as incentive stock options or they may be designated and treated as non-qualified stock options. There are certain differences between an incentive stock option and a non-qualified stock option with respect to the income tax effect on both the optionee and the granting employer. As discussed below, the Company may not take a deduction from its taxable income upon the exercise of an incentive stock option, whereas the Company is allowed such a deduction upon the exercise of a non-qualified stock option to the extent of the income then attributed to the optionee.

         Options may be exercised under the 1998 Incentive Plan by payment of the full exercise price in cash or such other form of lawful consideration as the Stock Option Committee may approve from time to time, including promissory notes, and also including the assignment and transfer by the optionee to the Company of outstanding shares of Common Stock previously held by the optionee. The shares of Common Stock transferred to the Company in payment of the exercise price of an option would be valued at their fair market value on the date of transfer. This permits the so-called "pyramiding" of shares. Pyramiding is a technique under which an optionee requests an issuer automatically to apply the shares received upon the exercise of a portion of a stock option to satisfy the exercise price for additional portions of the option. The effect of pyramiding is to allow an optionee to deliver a relatively small number of shares in satisfaction of the exercise price of a significantly greater number of shares subject to the option. Incentive stock options are not assignable except by will or by the laws of descent and distribution. Non-qualified stock options are not assignable except by will or by the laws of descent or distribution and if the relevant option agreement provides to immediate family, a trust or partnership for immediate family or to a former spouse pursuant to a qualified domestic relations order.

         There are 600,000 shares of Common Stock subject to the 1998 Incentive Plan. If, for any reason, any award under the 1998 Incentive Plan otherwise distributable in shares of Common Stock, or any portion of the award, shall expire, terminate or be forfeited or canceled, or be settled in cash pursuant to the terms of the 1998 Incentive Plan and, therefore, any such shares are no longer distributable under the award, such shares of Common Stock shall again be available for award to an eligible employee (including the holder of such former award) under the 1998 Incentive Plan. The maximum number of shares which may be issued under the 1998 Incentive Plan, and all options outstanding thereunder, will be adjusted for stock splits, stock dividends and similar capital changes. The 1998 Incentive Plan provides that the Stock Option Committee may amend the plan and modify an option, accelerate exercise dates or amend certain of the terms of the plan, but no existing rights may be altered without the optionee's approval.

         The above description of the 1998 Incentive Plan is necessarily brief and general, and is qualified by reference to the full text of such plan set forth in Appendix A to this Proxy Statement.

FEDERAL INCOME TAX CONSEQUENCES

         Incentive Stock Options. No taxable income will be recognized by an optionee upon the grant or exercise of any incentive stock option. However, the excess of the fair market value of incentive stock options on the date of exercise over the exercise price will be treated as an item of tax preference and may subject the optionee to the alternative minimum tax. The Company will not be entitled to any income tax deduction as the result of the grant or exercise of any incentive stock option.

         Gain or loss resulting from the subsequent sale of stock acquired upon exercise of any incentive stock option will be long-term capital gain or loss if such sale is made after two years from the date of grant of the option and after one year from the transfer of such stock to the optionee upon exercise, provided that the optionee is an employee of the Company from the date of grant until three months before the date of exercise. In the event of the optionee's death or disability prior to the exercise of an incentive stock option, special rules apply in determining whether gain or loss upon sale of the stock acquired upon exercise of such option will be taxable as long-term capital gain or loss.

         If the subsequent sale of stock is made prior to the expiration of such two-year or one-year periods, the optionee will recognize ordinary income in the year of sale in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise, provided that if such sale is a transaction in which a loss (if sustained) would have been recognized by the optionee, the amount of ordinary income recognized by the optionee will not exceed the excess (if any) of the amount realized on the sale over the option price. The Company will then be entitled to an income tax deduction of like amount. Any excess gain recognized by the optionee upon such sale would then be taxable as capital gain, either long-term or short term, depending on whether the stock had been held for more than one year prior to sale.

         Non-qualified Stock Options. Generally, at the time of the grant of a non-qualified stock option, no taxable income will be recognized by the optionee and the Company will not be entitled to a deduction. Upon the exercise of such option, the optionee generally will recognize taxable income and the Company will then be entitled to a deduction, in the amount by which the then fair market value of the share of Common Stock issued to such optionee exceeds the option price.

         Income recognized by the optionee upon exercise of a non-qualified option will be taxed as ordinary income subject to the current maximum federal tax rate for ordinary income. Such income constitutes "wages" with respect to which the Company is required to deduct and withhold federal and state income tax. Such deductions will be made from the wages, salary, bonus or other income to which the optionee would otherwise be entitled and, at the Company's election, the optionee may be required to pay to the Company (for withholding on the optionee's behalf) any amount not so deducted but required to be so withheld.

         Upon the subsequent disposition of shares acquired upon the exercise of a non-qualified stock option, the optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and the fair market value of such shares at the time of exercise. If such shares have been held for more than one year at the time of such disposition the capital gain or loss will be long-term.

         Capital Gains. If a sale of stock received upon exercise of either an incentive stock option or non-qualified stock option qualifies for either short- or long-term capital gain treatment, any gain from such a sale would be taxed at the current maximum federal tax rate for capital gains.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE FOR PROPOSAL 2.

                 PROPOSAL 3 -- 1998 DIRECTORS STOCK OPTION PLAN

         At the Meeting, shareholders of the Company will be asked to consider and act upon the 1998 Directors Stock Option Plan (the "1998 Directors Plan") pursuant to which 300,000 shares of Common Stock will be reserved for issuance pursuant to options. On April 23, 1998, the Board of Directors adopted the 1998 Directors Plan, subject to the shareholders' approval at the Meeting. The 1998 Directors Plan must be approved by a majority of the outstanding shares of Common Stock entitled to vote at the Meeting. Accordingly, votes withheld and broker non-votes will have the same effect as votes against adoption of the 1998 Directors Plan.

         The Board of Directors believes that the award of stock options to non-employee directors serves to: (i) attract and retain qualified individuals to serve as directors; (ii) motivate non-employee directors to achieve long-range goals; (iii) provide incentive opportunities to non-employee directors that are comparable to those offered by other corporations; and (iv) further identify the non-employee directors' interests with those of the other shareholders through compensation based on Common Stock. The 1998 Directors Plan provides an on-going vehicle for achieving these goals.

DESCRIPTION OF THE DIRECTORS PLAN

         The grant of options under the 1998 Directors Plan is nondiscretionary. On the date of each annual meeting of shareholders ("Annual Meeting Date") occurring after April 23, 1998, each individual who serves as a director and who is not employed by the Company or any of its subsidiaries (a "Non-Employee Director") at any time since the last Annual Meeting Date is awarded options to purchase 10,000 shares of Common Stock. The exercise price of each option awarded is the fair market value of the Common Stock on the date of the award. Each option expires upon the earlier of: (i) ten years from the date of grant; or (ii) the termination of the holder's status as a director less than one-year from the date of grant. Subject to adoption of the 1998 Directors Plan, options will no longer be granted on Annual Meeting Dates pursuant to the 1990 Directors Stock Option Plan.

         Messrs. List, Fagan, Kopko and Langton have all served as Non-Employee Directors of the Company since the last Annual Meeting Date. Accordingly, assuming that Proposal 3 is adopted by the shareholders, Messrs. List, Fagan, Kopko and Langton will each receive options to purchase 10,000 shares of Common Stock on the December 3, 1998 Annual Meeting Date. The benefits that would have been received had the 1998 Directors Plan been in effect during fiscal 1998 are summarized below:

                                                        Number of Shares
                    Name                                Subject to Option
                    ----                                -----------------
            Non-Executive Officer                            40,000
                Director Group


          Under the 1998 Directors Plan, no option may be exercised by a participant prior to the date on which the participant completes one continuous year as a director of the Company following the granting of the option. Notwithstanding this requirement, all options become immediately exercisable upon the occurrence of a "Change of Control" which is defined the same as in the 1998 Incentive Plan described above.

         Options may be exercised under the 1998 Directors Plan by payment of the full exercise price in cash or such other form of lawful consideration as the Stock Option Committee may approve from time to time, including promissory notes and also including the assignment and transfer by the optionee to the Company of outstanding shares of Common Stock previously held by the optionee. The shares of Common Stock transferred to the Company in payment of the exercise price of an option would be valued at their fair market value on the date of transfer. This permits the so-called "pyramiding" of shares, as discussed in the 1998 Incentive Plan described above.

         There are 300,000 shares of Common Stock subject to the 1998 Directors Plan. The maximum number of shares which may be issued under the 1998 Directors Plan, and all options outstanding thereunder, will be adjusted for stock splits, stock dividends and similar capital changes. Otherwise the number of shares subject to options granted under the 1998 Directors Plan may not be increased without shareholder approval. The 1998 Directors Plan provides that the Stock Option Committee may amend the plan and modify an option, accelerate exercise dates or amend certain of the terms of the plan, but no existing rights may be altered without the optionee's approval.

         Options granted under the 1998 Directors Plan will be designated and treated as non-qualified stock options. The federal income taxes associated with the grant and exercise of options for optionees and the Company are described above under "Proposal 2--1998 Long-Term Incentive Plan--Federal Income Tax Consequences."

         The above description of the 1998 Directors Plan is necessarily brief and general, and is qualified by reference to the full text of such plan set forth in Appendix B to this Proxy Statement.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE FOR PROPOSAL 3.


                              SECTION 16 DISCLOSURE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no annual corrective filings were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

             INFORMATION RELATING TO INDEPENDENT PUBLIC ACCOUNTANTS

         The Company's independent public accountants for fiscal year 1998 were Deloitte & Touche and the Board of Directors of the Company has selected Deloitte & Touche as the Company's independent public accountants for fiscal year 1998. Representatives of Deloitte & Touche are expected to be present at the Meeting and will have an opportunity to respond to appropriate questions and to make a statement if they desire to do so.

                           ANNUAL REPORT ON FORM 10-K

         A copy of the Company's Annual Report to Shareholders for the fiscal year ended June 30, 1998, including a complete copy of the Company's Annual Report on Form 10-K for the period (the "10-K") , has been mailed to each shareholder of record as of October 23, 1998. Any such shareholder may request copies of the exhibits to the 10-K by mailing such request to Randolph E. Ajer, Secretary, Mercury Air Group, Inc., 5456 McConnell Avenue, Suite 100, Los Angeles, California 90066. Each request must indicate the name of the shareholder, the shareholder's telephone number, the amount of shares held on October 23, 1998, the specific exhibits requested and the address to which the exhibits are to be sent. The Company reserves the right to charge for its copying expenses before providing any requested exhibits.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Any shareholder proposal intended to be presented at the Company's next annual meeting must be received by Randolph E. Ajer, the Secretary of the Company, at 5456 McConnell Avenue, Suite 100, Los Angeles, California 90066, no later than June 30, 1999 in order to be considered for inclusion in the proxy statement and form of proxy for such meeting.

                                  OTHER MATTERS

         Management knows of no other matter to be presented at the Meeting which are proper subjects for action by the shareholders. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

         The Annual Report to Shareholders of the Company for the fiscal year ended June 30, 1998 has been mailed to the shareholders of the Company with this Proxy Statement. Except to the extent that portions of such report are specifically referenced in this Proxy Statement, such report is not to be regarded as proxy soliciting material and is not incorporated in this Proxy Statement.

                                        By Order of the Board of Directors


Los Angeles, California                 Randolph E. Ajer
October 27, 1998                        Secretary

                             MERCURY AIR GROUP, INC.
                          1998 LONG-TERM INCENTIVE PLAN


                                   I. GENERAL

         1. Purpose. The Mercury Air Group, Inc. 1998 Long-Term Incentive Plan (the "1998 Plan") has been established by Mercury Air Group, Inc., a New York corporation (the "Company"), to:

         (a) attract and retain employees and with consultants who provide significant services to the Company and its Subsidiaries;

         (b) motivate participating employees and consultants, by means of appropriate incentives, to achieve long-range goals;

         (c) provide incentive compensation opportunities which are competitive with those of other corporations; and

         (d) further identify Participants' interests with those of the Company's other shareholders through compensation alternatives based on the Company's common stock;

and thereby promote the long-term financial interest of the Company and its Subsidiaries, including the growth in value of the Company's equity and enhancement of long-term shareholder return.

         2. Effective Date. Subject to the approval of the shareholders of the Company at the Company's 1998 annual meeting of its shareholders, the 1998 Plan shall be effective as of April 23, 1998. The 1998 Plan shall be unlimited in duration and, in the event of plan termination, shall remain in effect as long as any awards under it are outstanding.

         3. Definitions. The following definitions are applicable to the 1998
Plan:

         "Board" means the Board of Directors of the Company.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Committee" means the Stock Option Committee selected by the Board.

         "Disability" means a permanent and total disability within the meaning of Code section 22(e)(3), provided that in the case of options other than incentive stock options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

         "Fair Market Value" of any Stock means, as of any date, the closing market composite price for such Stock as reported for the American Stock Exchange Composite Transactions on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

         "Immediate Family" of an individual means the spouse, parents or other ancestors, and children and other direct descendants of that individual or of his or her spouse (including such ancestors and descendants by adoption).

                                  Appendix "A"

         "Participant" means any employee or consultant of the Company or any Subsidiary who is selected by the Committee to participate in the 1998 Plan.

         "Related Company" means any corporation during any period in which it is a Subsidiary, or during any period in which it directly or indirectly owns 50% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote.

         "Stock" means Mercury Air Group, Inc., common stock, $.01 par value.

         "Stock Option" means the right of a Participant to purchase Stock pursuant to an Incentive Stock Option or Non-Qualified Option awarded pursuant to the provisions of Part II or Part III.

         "Subsidiary" means any corporation during any period in which 50% or more of the total combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by the Company.

         4. Administration. The authority to manage and control the operation and administration of the 1998 Plan shall be vested in the Committee. Subject to the provisions of the 1998 Plan, the Committee will have authority to select employees and consultants to receive awards of Stock Options, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, and to cancel or suspend awards. In making such award determinations, the Committee may take into account the nature of services rendered by the respective employee or consultant, his or her present and potential contribution to the Company's success and such other factors as the Committee deems relevant. The Committee is authorized to interpret the 1998 Plan, to establish, amend, and rescind any rules and regulations relating to the 1998 Plan, to determine the terms and provisions of any agreements made pursuant to the 1998 Plan, and to make all other determinations that may be necessary or advisable for the administration of the 1998 Plan. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the 1998 Plan to one or more directors or officers of the Company; provided, however, that unless otherwise provided by the Board, the Committee may not delegate its authority and powers in any way which would jeopardize the 1998 Plan's qualifications under Section 162(m) of the Code or Rule 16b-3 of the Securities Exchange Act of 1934. Any interpretation of the 1998 Plan by the Committee or any delegate of the Committee and any decision made by them under the 1998 Plan is final and binding on all persons.

         5. Participation. Subject to the terms and conditions of the 1998 Plan, the Committee shall determine and designate, from time to time, the employees and consultants of the Company and its Subsidiaries who will participate in the 1998 Plan. In the discretion of the Committee, an eligible employee or consultant may be awarded Stock Options and more than one award may be granted to a Participant. Except as otherwise agreed to by the Company and the Participant, any award under the 1998 Plan shall not affect any previous award to the Participant under the 1998 Plan or any other plan maintained by the Company or its Subsidiaries.

         6. Shares Subject to the 1998 Plan. The shares of Stock with respect to which awards may be made under the 1998 Plan shall be either authorized and unissued shares or issued and outstanding shares (including, in the discretion of the Board, shares purchased in the market). Subject to the provisions of paragraph I.10, the number of shares of Stock which may be issued with respect to awards under the 1998 Plan shall not exceed 600,000 shares in the aggregate. If, for any reason, any award under the 1998 Plan otherwise distributable in shares of Stock, or any portion of the award, shall expire, terminate or be forfeited or cancelled, or be settled in cash pursuant to the terms of the 1998 Plan and, therefore, any such shares are no longer distributable under the award, such shares of Stock shall again be available for award to an eligible employee (including the holder of such former award) under the 1998 Plan.

         7. Compliance With Applicable Laws and Withholding of Taxes. Notwithstanding any other provision of the 1998 Plan, the Company shall have no liability to issue any shares of Stock under the 1998 Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any shares of Stock under the 1998 Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares. All awards and payments under the 1998 Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of Stock which the Participant already owns, or to which a Participant is otherwise entitled under the 1998 Plan.

         8. Transferability. Stock Options awarded under the 1998 Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. Stock Options may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the above, Stock Options which are not Incentive Stock Options may, if the instrument evidencing it so provides, also be transferable to members of the Participant's Immediate Family, to a partnership whose members are only the Participant and/or members of the Participant's Immediate Family, to a former spouse pursuant to a qualified domestic relations order or to a trust for the benefit of only the Participant and/or members of the Participant's Immediate Family.

         9. Employment and Shareholder Status. The 1998 Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Subsidiary. No award under the 1998 Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of shares of Stock. If the redistribution of shares is restricted pursuant to paragraph I.7, certificates representing such shares may bear a legend referring to such restrictions.

         10. Adjustments to Number of Shares Subject to the 1998 Plan. Subject to the following provisions of this paragraph 10, in the event of any change in the outstanding shares of Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares of Stock with respect to which awards may be made under the 1998 Plan, and the terms and the number of shares of any outstanding Stock Options may be equitably adjusted by the Committee in its sole discretion.

         11. Change in Control. Notwithstanding any other provision of the 1998 Plan, in the event of a change in control after April 23, 1998, all outstanding Stock Options will automatically become fully exercisable and/or vested. For purposes of this paragraph 11, the term "change in control" means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Board which occurs as follows:

         (a) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than Seymour Kahn or an affiliate of Seymour Kahn is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 50 percent or more of the total voting power of the Company's then outstanding stock;

         (b) a tender offer (for which a filing has been made with the Securities Exchange Commission ("SEC") which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board, provided that in case of a tender offer described in this subparagraph (b), the change in control will be deemed to have occurred upon the first to occur of (i) any time during the offer when the person (using the definition in (a) above) making the offer owns or has accepted for payment stock of the Company with 25 percent or more of the total voting power of the Company's stock or (ii) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50 percent or more of the total voting power of the Company's stock when the offer terminates; or

         (c) individuals who were the Board's nominees for election as directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

         12. Agreement With Company. At the time of any awards under the 1998 Plan, the Committee will require a Participant to enter into an agreement with the Company in a form specified by the Committee, agreeing to the terms and conditions of the 1998 Plan and to such additional terms and conditions, not inconsistent with the 1998 Plan, as the Committee may, in its sole discretion, prescribe.

         13. Amendment and Termination of 1998 Plan. Subject to the following provisions of this paragraph 13, the Board may at any time and in any way amend, suspend or terminate the 1998 Plan. No amendment of the 1998 Plan and, except as provided in paragraph I.10, no action by the Committee shall, without further approval of the shareholders of the Company, increase the total number of shares of Stock with respect to which awards may be made under the 1998 Plan. No amendment, suspension or termination of the 1998 Plan shall alter or impair any Stock Option previously awarded under the 1998 Plan without the consent of the holder thereof.


                           II. INCENTIVE STOCK OPTIONS

         1. Definition. The award of an Incentive Stock Option under the 1998 Plan entitles the Participant to purchase shares of Stock at a price fixed at the time the option is awarded, subject to the following terms of this Part II.

         2. Eligibility. The Committee shall designate the Participants to whom Incentive Stock Options, as described in section 422A(b) of the Code or any successor section thereto, are to be awarded under the 1998 Plan and shall determine the number of option shares to be offered to each of them. In no event shall the aggregate Fair Market Value (determined at the time the option is awarded) of Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under all plans of the Company and all Related Companies) exceed $100,000. Incentive Stock Options may be granted only to persons who are employees or consultants of the Company or a Subsidiary on the date of grant.

         3. Price. The purchase price of a share of Stock under each Incentive Stock Option shall be determined by the Committee; provided, however, that in no event shall such price be less than the greater of (a) 100% of the Fair Market Value of a share of Stock as of the date the option is granted or (b) the par value of a share of Stock on such date, provided, however that if on the date the option is granted, the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to Section 424(d) of the
Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the purchase price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a share as of the date the option is granted. To the extent provided by the Committee, the full purchase price of each share of Stock purchased upon the exercise of any Incentive Stock Option shall be paid in cash or in shares of Stock (valued at Fair Market Value as of the day of exercise), or in any combination thereof, at the time of such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto. Notwithstanding the foregoing provisions of this paragraph 3, the Committee may, in its sole discretion, by the terms of the Agreement granting Incentive Stock Options to a Participant, or thereafter, determine that the Company (or a Subsidiary) shall offer a Participant a loan for all or a portion of the option price. The terms of such loan, including the interest rate, security to be provided to the lender and the terms of repayment, shall be established by the Committee. Notwithstanding the above, in the event that the Company or a Subsidiary consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees on account of such transaction may be granted options in substitution for options granted by their former employer. If such substitute options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute options.

         4. Exercise. The Committee may impose such rules relating to the time and manner in which Incentive Stock Options may be exercised as the Committee deems appropriate; provided, however, that no Incentive Stock Option may be exercised by a Participant (a) prior to the date on which he completes one continuous year of employment with the Company or any Related Company after the date of the award thereof; or (b) after the Expiration Date applicable to that option. The Committee may, in its sole discretion, accelerate the exercisability of an Incentive Stock Option.

         5. Option Expiration Date. The "Expiration Date" with respect to an Incentive Stock Option or any portion thereof awarded to a Participant under the 1998 Plan means the earliest of:

         (a) the date that is ten years after the date on which the Incentive Stock Option is awarded provided, however, that if the Incentive Stock Option is awarded to an employee or consultant who, together with persons whose stock ownership is attributed to the employee or consultant pursuant to section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the Company or any of its Subsidiaries, the Incentive Stock Option may not be exercised after the expiration of five (5) years from the date of award;

         (b) the date, if any, on which the Participant's continuous employment with the Company and all Related Companies terminates, if such continuous employment terminates prior to the first anniversary of the date of the award of the option; or

         (c) the date established by the Committee, or the date determined under a method established by the Committee, at the time of the award, provided, however, that no Incentive Stock Option may be exercised more than three (3) months after the Participant's termination of employment for any reason other than Disability or death, unless the Participant dies during such three-month period, and the option agreement or the Committee permits later exercise.

All rights to purchase shares of Stock pursuant to an Incentive Stock Option shall cease as of such option's Expiration Date.

         6. Grant of Reload Options. The Committee may provide in an option agreement that a Participant who exercises all or part of an option by payment of the exercise price with already-owned shares, shall be granted an additional option (a "Reload Option") for a number of shares of stock equal to the number of shares tendered to exercise the previously granted option plus, if the Committee so determines, any shares withheld or delivered in satisfaction of any tax withholding requirements. As determined by the Committee, each Reload Option shall: (a) have a date of grant which is the date as of which is the date as of which the previously granted option is exercised, and (b) be exercisable on the same terms and conditions as the previously granted option, except that the exercise price shall be determined as of the date of the grant.

                        III. NON-QUALIFIED STOCK OPTIONS

         1. Definition. The award of a Non-Qualified Stock Option under the 1998 Plan entitles the Participant to purchase shares of Stock at a price fixed at the time the option is awarded, subject to the following terms of this Part III.

         2. Eligibility. The Committee shall designate the Participants to whom Non-Qualified Stock Options are to be awarded under the 1998 Plan and shall determine the number of option shares to be offered to each of them.

         3. Price. The purchase price of a share of Stock under each Non-Qualified Stock Option shall be determined by the Committee; provided, however, that in no event shall such price be less than the greater of (a) 100% of the Fair Market Value of a share of Stock as of the date the option is granted or (b) the par value of a share of such Stock on such date. To the extent provided by the Committee, the full purchase price of each share of Stock purchased upon the exercise of any Non-Qualified Stock Option shall be paid in cash or in shares of Stock (valued at Fair Market Value as of the day of exercise), or in any combination thereof, at the time of such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto. Notwithstanding the foregoing provisions of this paragraph 3, the Committee may, in its sole discretion, by the terms of the Agreement granting Non-Qualified Stock Options to a Participant, or thereafter, determine that the Company (or a Subsidiary) shall offer a Participant a loan for all or a portion of the option price. The terms of such loan, including the interest rate, security to be provided to the lender and the terms of repayment, shall be established by the Committee.

         4. Exercise. The Committee may impose such rules relating to the time and manner in which Non-Qualified Stock Options may be exercised as the Committee deems appropriate; provided, however, that no Non-Qualified Stock Option may be exercised by a Participant: (a) prior to the date on which the Participant completes one continuous year of employment with the Company or any Related Company after the date of the award thereof; or (b) after the Expiration Date applicable to that option.

         5. Option Expiration Date. The "Expiration Date" with respect to a Non-Qualified Stock Option or any portion thereof awarded to a Participant under the 1998 Plan means the earliest of:

         (a) the date that is 10 years after the date on which the Non-Qualified Stock Option is awarded;

         (b) the date, if any, on which the Participant's continuous employment with the Company and all Related Companies terminates, if such continuous employment terminates prior to the first anniversary of the date of the award of the option; or

         (c) the date established by the Committee, or the date determined under a method established by the Committee, at the time of the award.

All rights to purchase shares of Stock pursuant to a Non-Qualified Stock Option shall cease as of such option's Expiration Date.

                             MERCURY AIR GROUP, INC.
                        1998 DIRECTORS STOCK OPTION PLAN


                                   I. GENERAL

         1. Purpose. The Mercury Air Group, Inc. 1998 Directors Stock Option Plan (the "1998 Plan") has been established by Mercury Air Group, Inc., a New York corporation (the "Company"), to:

         (a) enable the Company to attract and retain individuals to serve as Non-Employee Directors on the Board;

         (b)      motivate Non-Employee Directors to achieve long-range goals;

         (c) provide incentive opportunities to Non-Employee Directors that are competitive with those of other corporations; and

         (d) further identify the Non-Employee Directors' interests with those of the Company's other shareholders through compensation based on the Company's common stock;

and thereby promote the long-term financial interest of the Company and its Subsidiaries, including the growth in value of the Company's equity and enhancement of long-term shareholder return.

         2. Effective Date. Subject to the approval of the shareholders of the Company at the Company's 1998 annual meeting of its shareholders, the 1998 Plan shall be effective as of April 23, 1998. The 1998 Plan shall be unlimited in duration and, in the event of plan termination, shall remain in effect as long as any awards under it are outstanding.

         3. Definitions. The following definitions are applicable to the 1998
Plan:

         "Annual Meeting Date" means the day of the Company's annual meeting of its shareholders (or the last day of such meeting, if it continues for more than one day).

         "Board" means the Board of Directors of the Company.

         "Committee" means the Stock Option Committee selected by the Board.

         "Fair Market Value" of any Stock means, as of any date, the closing market composite price for such Stock as reported for the American Stock Exchange-Composite Transactions on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

         "Immediate Family" of an individual means the spouse, parents or other ancestors, and children and other direct descendants of that individual or of his or her spouse (including such ancestors and descendants by adoption).

         "Non-Employee Director" means an individual during any period in which he is a member of the Board, excluding periods, if any, during which he is an employee of the Company or a Related Company.


                                  Appendix "B"

         "Option" means the right of a Participant to purchase Stock pursuant to an option awarded pursuant to the provisions of Part II.

         "Participant" means any Non-Employee Director who is awarded one or more Options under the 1998 Plan.

         "Related Company" means any corporation during any period in which it is a Subsidiary, or during any period in which it directly or indirectly owns 50% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote.

         "Stock" means Mercury Air Group, Inc. common stock, par value $.01.

         "Subsidiary" means any corporation during any period in which 50% or more of the total combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by the Company.

         4. Administration. The authority to manage and control the operation and administration of the 1998 Plan shall be vested in the Committee. The Committee is authorized to interpret the 1998 Plan, to establish, amend, and rescind any rules and regulations relating to the 1998 Plan, and to make any determinations that may be necessary or advisable for the administration of the 1998 Plan. Any interpretation of the 1998 Plan by the Committee and any decision made by it under the 1998 Plan is final and binding on all persons.

         5. Participation. Subject to the terms and conditions of the 1998 Plan, as of December 3, 1998, each individual who is a Non- Employee Director on such date shall receive an Option to purchase 10,000 shares of Stock. As of each Annual Meeting Date occurring after December 4, 1998, each individual who was a Non-Employee Director at any time since the end of the next preceding Annual Meeting Date shall be awarded Options to purchase 10,000 shares of Stock. Notwithstanding the foregoing provisions of this Section 5, no award shall be made to any individual as of any Annual Meeting Date who was an employee of the Company or a Related Company at any time since the end of the next preceding Annual Meeting Date. Any award under the 1998 Plan shall not affect any previous award to the Participant under the 1998 Plan or any other plan maintained by the Company or its Subsidiaries.

         6. Shares Subject to the 1998 Plan. Subject to the provisions of paragraph I.10, the number of shares of Stock which may be issued with respect to awards under the 1998 Plan shall not exceed 300,000 shares in the aggregate. If, for any reason, any Option, or any portion of an Option, shall expire or terminate and, therefore, any such shares are no longer distributable under the 1998 Plan, such shares of Stock shall again be available for delivery pursuant to the exercise of an Option. If, for any Annual Meeting Date, there are insufficient shares of Stock available under the 1998 Plan to make all of the awards otherwise required, the number of shares of Stock available for award on that Annual Meeting Date shall be prorated among eligible Non-Employee Directors, except that Options shall not be granted for fractional shares under the 1998 Plan.

         7. Compliance With Applicable Laws and Withholding of Taxes. Notwithstanding any other provision of the 1998 Plan, the Company shall have no liability to issue any shares of Stock under the 1998 Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any shares of Stock under the 1998 Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares.

         8. Transferability. Options awarded under the 1998 Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. Options may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the above, options awarded under the 1998 Plan may, if the instrument evidencing it so provides, also be transferable to members of the Participant's Immediate Family, to a partnership whose members are only the Participant and/or members of the Participant's Immediate Family, to a former spouse pursuant to a marital dissolution decree or property separation agreement or to a trust for the benefit of only the Participant and/or members of the Participant's Immediate Family.

         9. Director and Shareholder Status. The 1998 Plan does not constitute a contract to be retained as a director of the Company. No award under the 1998 Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of shares of Stock. If the redistribution of shares is restricted pursuant to paragraph I.7, certificates representing such shares may bear a legend referring to such restrictions.

         10. Adjustments to Number of Shares Subject to the 1998 Plan. Subject to the following provisions of this paragraph 10, in the event of any change in the outstanding shares of Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares of Stock with respect to which awards may be made under the 1998 Plan, and the terms and the number of shares of any outstanding Options shall be equitably adjusted by the Committee.

         11. Change in Control. Notwithstanding any other provision of the 1998 Plan, in the event of a change in control, all outstanding Options will automatically become fully exercisable. For purposes of this paragraph 11, the term "change in control" means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Board which occurs after April 23, 1998 as follows:

         (a) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than Seymour Kahn or an affiliate of Seymour Kahn is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 50 percent or more of the total voting power of the Company's then outstanding stock;

         (b) a tender offer (for which a filing has been made with the Securities Exchange Commission ("SEC") which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board, provided that in case of a tender offer described in this subparagraph (b), the change in control will be deemed to have occurred upon the first to occur of (i) any time during the offer when the person (using the definition in (a) above) making the offer owns or has accepted for payment stock of the Company with 25 percent or more of the total voting power of the Company's stock or (ii) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50 percent or more of the total voting power of the Company's stock when the offer terminates; or

         (c) individuals who were the Board's nominees for election as directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

         12. Agreement With Company. Each Option award granted to a Participant under the 1998 Plan shall be reflected in an agreement between the Company and the Participant having the form set forth as Exhibit A to the 1998 Plan.

         13. Amendment and Termination of 1998 Plan. Subject to the following provisions of this paragraph 13, the Board may at any time and in any way amend, suspend or terminate the 1998 Plan. No amendment of the 1998 Plan and, except as provided in paragraph I.10, no action by the Committee shall, without further approval of the shareholders of the Company, increase the total number of shares of Stock with respect to which awards may be made under the 1998 Plan. No amendment, suspension or termination of the 1998 Plan shall alter or impair any

Option previously awarded under the 1998 Plan without the consent of the holder thereof. Furthermore, no amendment may be enacted altering paragraphs I.5 and II.2.


                              II. TERMS OF OPTIONS

         1. Definition. The award of an Option under the 1998 Plan entitles the Participant to purchase shares of Stock at a price fixed at the time the Option is awarded, subject to the following terms of this Part II.

         2. Price. The purchase price of a share of Stock under an Option shall be equal to the greater of: (a) 100% of the Fair Market Value of a share of Stock as of the date the Option is granted; or (b) the par value of a share of such Stock on such date. The full purchase price of each share of Stock purchased upon the exercise of any Option shall be paid in cash or in shares of Stock (valued at Fair Market Value as of the day of exercise), or in any combination thereof, at the time of such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto.

         3. Exercise. Subject to paragraph I.11, no Option may be exercised by a
Participant: (a) prior to the date on which the Participant completes one continuous year of service as a director of the Company after the date as of which the award is made; or (b) after the Expiration Date applicable to that Option.

         4. Option Expiration Date. The "Expiration Date" with respect to an Option or any portion thereof awarded to a Participant under the 1998 Plan means the earlier of:

         (a) the date that is 10 years after the date as of which the Option is awarded;

         (b) the date which is three months following the date on which the Participant's period as a director of the Company ceases for any reason; or

         (c) the date, if any, on which the Participant's period as a director of the Company ceases, if such continuous period terminates prior to the first anniversary of the date of the award of the Option.

All rights to purchase shares of Stock pursuant to an Option shall cease as of such Option's Expiration Date.

                                    Exhibit A

                             STOCK OPTION AGREEMENT
                             MERCURY AIR GROUP, INC.
                        1998 DIRECTORS STOCK OPTION PLAN


         THIS AGREEMENT, entered into as of the _____ of ___________, 19__ (the "Agreement Date"), by and between _____________________ (the "Director"), and Mercury Air Group, Inc., a New York corporation (the "Company")(the "Agreement"),

                                WITNESSETH THAT:

         WHEREAS, the Company maintains the Mercury Air Group, Inc. 1998 Directors Stock Option Plan (the "Plan"), which is incorporated into and forms a part of this Agreement; and

         WHEREAS, the Director is eligible for an option award under the Plan;

         NOW, THEREFORE, IT IS AGREED, by and between the Company and the Director, as follows:

         1. Award, Purchase Price. Subject to the terms of this Agreement and the Plan, the Director is hereby awarded an Option to purchase a total of ______ shares of Stock (the "Option"). The option price of each share of Stock subject to the Option shall be $______.

         2. Method of Option Exercise. The Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the date the Option expires. Such notice shall specify the number of shares which the Director elects to purchase, and shall be accompanied by payment of the option price for such shares of Stock indicated by the Director's election. Subject to the provisions of the following sentence, payment shall be by cash or by check payable to the Company. At the election of the Director, all or a portion of such required amount may be paid by delivery of shares of Stock having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash which would otherwise be required.

         3. Change In Control. In the event that a "Change in Control" occurs prior to the date on which the Director completes one continuous year of service as a director of the Company after the Agreement Date, the Director shall have the right to immediately exercise the Option.

         4. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. Subject to the terms of the Plan, any rights of the Director to purchase shares of Stock that have not been exercised at the time of the Director's death shall be transferred to the beneficiary designated by the Director in writing filed with the Committee in such form and at such time as the Committee shall require. If the deceased Director fails to designate a beneficiary, or if the designated beneficiary of the deceased Director dies before the Director or before the complete exercise of the rights to purchase shares of Stock under this Agreement, the Committee shall, in its discretion, direct that such rights be transferred to:

         (a) one or more of the Director's relatives by blood, adoption or marriage and in such proportion as the Committee decides; or

         (b) the legal representative or representatives of the estate of the last to die of the Director and his beneficiary.

The rights transferred to a beneficiary under this paragraph 4 with respect to the Option to purchase shares of Stock shall be subject to the provisions of the Plan (including, without limitation, the provisions relating to the Expiration Date of the Option).

         5. Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

         6. Non-Qualified Option. The right to purchase shares of Stock under this Agreement is not intended to constitute, and shall not be treated as, an incentive stock option, as that term is used in section 422A of the Internal Revenue Code of 1986, as amended.

         7. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

         8. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Director from the office of the Secretary of the Company.

         9. Amendment. This Agreement may be amended by written agreement of the Director and the Company, without the consent of any other person.

         IN WITNESS WHEREOF, the Director has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf all as of the Agreement Date.


                                        Director


                                        ----------------------------------------



                                        Mercury Air Group, Inc.


                                        By:
                                            ------------------------------------

                            MERCURY AIR GROUP, INC.
                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

         The undersigned shareholder of Mercury Air Group, Inc., a New York corporation (the Company), acting under the New York General Corporation law, hereby constitutes and appoints Seymour Kahn and Randolph E. Ajer, and each of them the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act of the undersigned at the Annual Meeting of Shareholders of the Company (the Meeting) to be held on December 3, 1998 at 10:00 a.m., Pacific Standard Time, at the Company's headquarters located at 5456 McConnell Avenue, Suite 100, Los Angeles, California 90066 and at any adjournments thereof, and in connection therewith to vote and represent all of the shares of Common Stock of the Company which the undersigned would be entitled to vote, as specified on the reverse side.

         Said attorney and proxies, and each of them, shall have all the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at the Meeting and hereby ratifies and confirms that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to matters incident to the solicitation of this Proxy; and with respect to the election of any person as a director if a bona fide nominee for that office is named in the Proxy Statement and such nominee is unable to serve or for good cause will not serve.

                    Important - Please sign on the Other Side

A [X]    Please mark your
         vote as in this
         example.


PROPOSAL 1.
Election of Directors:


        FOR                    WITHHOLD      Nominees: Seymour Kahn
    all nominees               AUTHORITY               Joseph A. Czyzyk
 (except as marked            to vote for              Dr. Philip J. Fagan, Jr.
to the contrary below)        all nominees             Frederick H. Kopko, Jr.
         [ ]                       [ ]                 William G. Langton
                                                       Robert L. List



Instruction: To withhold authority to vote for any nominee, write that nominee's name in the space provided

---------------------------


                                                                                   FOR             AGAINST          ABSTAIN
PROPOSAL 2.                                                                        [ ]               [ ]              [ ]

Adoption of the Company's 1998 Long-Term Incentive Plan pursuant to which
600,000 shares of common stock, $.01 par value (Common Stock), of the Company will be reserved for issuance pursuant to options to be granted to employees, officers and consultants under such plan.


PROPOSAL 3.                                                                        [ ]               [ ]              [ ]

Adoption of the Company's 1998 Directors Stock Option Plan pursuant to which 300,000 shares of Common Stock will be reserved for issuance pursuant to options to be granted on an annual basis to outside directors under such plan.



         A majority of the named proxies present at the Meeting, either in person or by substitute (or if only one thereof shall be present and act, that one), shall have and exercise all the powers of said proxies hereunder. This proxy will be voted in accordance with the choices specified by the undersigned below. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY FOR THE NOMINEES AND PROPOSALS NAMED ABOVE.

         The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement and a copy of the Company's Annual Report to Shareholders for the year ended June 30, 1998.




Shareholder's Signature(s) ____________________________________
__________________________________________   DATE _____________

IMPORTANT  Sign your name or names on the signature line in the same way it is stenciled on this proxy.